Exhibit 99.1

BIO-TECHNE RELEASES THIRD QUARTER FISCAL 2015 RESULTS

Minneapolis/May 5th, 2015/ Bio-Techne Corporation (NASDAQ:TECH) today reported its financial results for the third quarter ended March 31, 2015.

Third Quarter Snapshot

●	Increased revenue by 19% to $114.2 million.

●	Adjusted earnings declined by 8% to $32.0 million, driven by negative currency translation.

●	Generated operating cash flow of $30.8 million.

●	Sales in China continued double-digit growth.

●	Protein Platforms segment grew organic revenues by 23%

Adjusted EPS, adjusted earnings, adjusted gross margin, adjusted operating income, and adjusted operating margin are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Adjusted Financial Measures.”

“Our teams executed well despite some isolated, and we believe temporary, timing issues in a few of our end-markets,” said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “Specifically, regional bio/pharma customers in Germany were in-between R&D investment cycles for new product development; our distributors and customers in Japan continued to reduce stocking levels in response to a rising dollar; and some large OEM projects anticipated for our Clinical Controls segment are transferring to us slower than expected. However, our strategic areas for growth are performing well, with China on the path to closing the year strong and our Protein Platforms division continuing solid growth with over 20% increase in revenues for the quarter.”

“Our bottom-line was impacted by foreign currency translation. But operationally, we continue to successfully defend our core organic operating margins, even slightly increasing them, while making the selective investments required to enable organic growth for years to come. We continue to execute on our strategic plan by investing in China, creating synergies from our recent acquisitions including specific assay and antibody development for use on our productivity enhancing instruments, and, with the help of our Key Opinion Leader network and Scientific Advisory Board, developing new reagents that are on the cutting-edge of biological research.”

Financial Results

Net sales as reported for the third quarter increased 19% to $114.2 million. Organic growth was flat to prior year, with currency translation having a negative impact of 4% and recent acquisitions contributing 23% to the revenue growth. Adjusted earnings for the third quarter were $32.0 million (a decline of 8% from the prior fiscal year period) or $0.86 per diluted share. Currency translation negatively impacted EPS by $0.07 compared to prior year.

GAAP earnings for the quarter were $24.3 million or $0.65 per diluted share. This compares to $31.6 million or $0.85 per diluted share as reported in the third quarter of fiscal year 2014.

Adjusted gross margins were 72.5% for the third quarter of fiscal 2015 compared to 73.6% for the same quarter in fiscal 2014. The decrease in adjusted gross margins for the quarter compared to last year was caused by a change in product mix due to lower margin acquisitions. GAAP gross margin was 69.5% and 71.3% for the quarters ended March 31, 2015 and 2014 respectively.

Adjusted operating margins were 41.5% for the third quarter of fiscal 2015 compared to 52.2% for the same quarter in fiscal 2014. The decrease in adjusted operating margins for the quarter compared to last year was caused by the additional SG&A and R&D expenses associated with companies that were acquired. GAAP operating margin was 34.5% and 47.9% for the quarters ended March 31, 2015 and 2014 respectively.

Cash generated from operations for the third quarter of fiscal 2015 was $30.8 million. Capital expenditures for the third quarter of fiscal 2015 were $4.9 million.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s three business segments, as highlighted below.

Biotechnology Segment

The Company’s Biotechnology segment includes proteins, antibodies, immunoassays, flow cytometry products, intracellular signaling products, and biologically active chemical compounds used in biological research. Biotechnology segment’s third quarter 2015 net sales were $83.2 million, an increase of 4% from $80.1 million for the third quarter ended March 31, 2014. Biotechnology segment adjusted operating margin was 55.6% in the third quarter of fiscal 2015 compared to 57.6% in the third quarter of fiscal 2014. The lower margin is a result of the acquisition of Novus Biologicals in fiscal year 2015.

Clinical Controls Segment

The Company’s Clinical Controls segment provides a range of hematology controls, calibrators, and products used as proficiency testing tools by clinical laboratories and proficiency certifying agencies. Clinical Controls segment’s third quarter fiscal 2015 net sales were $15.4 million, flat compared to the quarter ended March 31, 2014. The Clinical Controls segment’s adjusted operating margin was 30.0% in the third quarter of fiscal 2015 compared to 31.8% in the third quarter of fiscal 2014.

Protein Platforms Segment

The Company’s Protein Platforms segment includes the ProteinSimple product lines associated with the acquisitions of ProteinSimple in July, 2014 and CyVek in November, 2014, both of which expand the Company’s solutions that it can offer its customers by developing and commercializing proprietary systems and consumables for protein analysis. In the third quarter of fiscal 2015, segment revenue was $15.7 million and adjusted operating loss was $1.7 million.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the effect of new branding and marketing initiatives, the integration of new leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Use of Adjusted Financial Measures:

The adjusted financial measures used in this press release quantify the impact the following events had on reported net sales, gross margin percentages, selling, general and administrative expenses, net earnings and earnings per share for the quarter ended March 31, 2015 as compared to the same prior-year period:

- fluctuations in exchange rates used to convert transactions in foreign currencies (primarily the Euro, British pound sterling and Chinese yuan) to U.S. dollars when referencing organic revenue growth;

- the acquisitions in fiscal 2015 of CyVek on November 4, 2014, ProteinSimple on July 31, 2014, and Novus Biologicals on July 1, 2014, as well as acquisitions in prior years, including the impact of amortizing intangible assets and the recognition of costs upon the sale of inventory written up to fair value;

- expenses related to the acquisitions noted above and other on-going acquisition activity.

These adjusted financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and may be different from adjusted financial measures used by other companies. Adjusted financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We view these adjusted financial measures to be helpful in assessing the Company's ongoing operating results. In addition, these adjusted financial measures facilitate our internal comparisons to historical operating results and comparisons to competitors' operating results. We include these adjusted financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency related to supplemental information we use in our financial and operational analysis.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

* * * * * * * * * * * *

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $358 million in net sales in fiscal 2014 and has over 1,300 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact: Jim Hippel, Chief Financial Officer

               (612) 379-8854

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	3/31/15	3/31/14	3/31/15	3/31/14
Net sales	$114,158	$95,555	$334,583	$265,240
Cost of sales	34,778	27,444	106,394	77,422
Gross margin	79,380	68,111	228,189	187,818
Operating expenses:
Selling, general and administrative	29,089	14,666	88,927	43,613
Research and development	10,865	7,676	30,040	23,301
Total operating expenses	39,954	22,342	118,967	66,914
Operating income	39,426	45,769	109,222	120,904
Other (expense) income	(667)	300	6,698	1,037
Earnings before income taxes	38,759	46,069	115,920	121,941
Income taxes	14,469	14,428	34,514	37,817
Net earnings	$24,290	$31,641	$81,406	$84,124
Earnings per share:
Basic	$0.65	$0.86	$2.20	$2.28
Diluted	$0.65	$0.85	$2.19	$2.27
Weighted average common shares outstanding:
Basic	37,138	36,911	37,078	36,878
Diluted	37,269	37,053	37,210	36,995

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	3/31/15	6/30/14
ASSETS
Cash and equivalents	$106,447	$318,568
Short-term available-for-sale investments	53,503	44,786
Trade accounts receivable	65,885	47,874
Inventory	51,045	38,847
Deferred income taxes	11,729	9,623
Other current assets	6,129	9,715
Current assets	294,738	469,413

Available-for-sale investments	-	3,575
Property and equipment, net	124,485	117,120
Goodwill and intangible assets, net	683,143	260,249
Other non-current assets	1,938	12,134
Total assets	$1,104,305	$862,491

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$29,999	$19,946
Income taxes payable	2,019	496
Related party note payable – current	3,004	5,949
Deferred revenue – current	3,491	-
Current liabilities	38,513	26,391

Long-term debt obligations	187,011	6,997
Deferred taxes	56,571	33,838
Other long-term liabilities	2,144	-
Stockholders’ equity	820,066	795,265
Total liabilities and stockholders’ equity	$1,104,305	$862,491

BIO-TECHNE CORPORATION

RECONCILIATION OF GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	3/31/15	3/31/14	3/31/15	3/31/14
Gross margin percentage	69.5%	71.3%	68.2%	70.8%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.8%	1.2%	1.6%	1.6%
Amortization of intangibles	2.2%	1.1%	2.1%	1.2%
Gross margin percentage - adjusted	72.5%	73.6%	71.9%	73.6%

BIO-TECHNE CORPORATION

RECONCILIATION of OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	3/31/15	3/31/14	3/31/15	3/31/14
Operating margin percentage	34.5%	47.9%	$32.6%	45.6%
Identified adjustments:
Acquisition related expenses	0.3%	0.4%	1.2%	0.3%
Amortization of intangibles	5.9%	2.7%	5.8%	2.8%
Costs recognized upon sale of accrued inventory	0.8%	1.2%	1.6%	1.6%
Operating margin percentage - adjusted	41.5%	52.2%	41.2%	50.3%

BIO-TECHNE CORPORATION

RECONCILIATION of NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	3/31/15	3/31/14	3/31/15	3/31/14
Net earnings	$24,290	$31,641	$81,406	$84,124
Identified adjustments:
Costs recognized upon sale of acquired inventory	897	1,177	5,252	4,312
Amortization of intangibles	6,751	2,605	19,337	7,380
Acquisition related expenses	335	395	3,906	927
Gain on investment	-	-	(8,300)	-
Tax impact of above adjustments	(2,549)	(1,169)	(8,886)	(3,552)
Tax impact of research and development credit	-	-	(910)	(476)
Tax impact of U.S. state adjustments and deemed dividend	2,321	-	2,321	-
Net earnings - adjusted	$32,045	$34,649	$94,126	$92,715

Earnings per share - diluted – adjusted	$0.86	$0.94	$2.53	$2.51

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	3/31/15	3/31/14	3/31/15	3/31/14
Biotechnology segment revenue	$83,154	$80,134	$242,573	$223,882
Clinical Controls segment revenue	15,368	15,421	43,161	41,358
Protein Platforms segment revenue	15,669	-	49,061	-
Intersegment revenue	(33)	-	(212)	-
Consolidated revenue	$114,158	$95,555	$334,583	$265,240

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	3/31/15	3/31/14	3/31/15	3/31/14
Biotechnology segment operating income	46,196	$46,142	127,426	$125,265
Clinical Controls segment operating income	4,610	4,909	12,963	12,614
Protein Platforms segment operating income	(1,710)	-	4,461	-
Segment operating income	49,096	51,051	144,850	137,879
Costs recognized upon sale of acquired inventory	(897)	(1,177)	(5,252)	(4,312)
Amortization of intangibles	(6,751)	(2,605)	(19,337)	(7,380)
Acquisition related expenses	(335)	(395)	(3,906)	(927)
Corporate general and administrative expense	(1,687)	(1,105)	(7,133)	(4,356)
Operating income	$39,426	$45,769	$109,222	$120,904